Registration No. 2-___________
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                     BOULDER CAPITAL OPPORTUNITIES II, INC.
             (Exact name of registrant as specified in its charter)

            Colorado                                               84-1356898
(State or other jurisdiction of                                (I.R.S. Employer
incorporation or organization)                               Identification No.)

                        JOHN B. LOWY CONSULTING AGREEMENT
                              (Full Title of Plan)

               Robert Soehngen, 2434 Vine Place, Boulder, CO 80304
                     (Name and Address of Agent for Service)

                                  (303)442-1021
          (Telephone number including area code, of agent for service)




                         CALCULATION OF REGISTRATION FEE

                                       Proposed       Proposed
                                       Maximum        Maximum
Title of                               Offering       Aggregate     Amount of
Securities            Amount to be     Price Per      Offering      Registration
to be Registered      Registered       Share(1)       Price(1)      Fee(2)

Common Stock            20,200          $1.00         $20,200       $100  (2)



(1) Estimated
(2) Minimum registration fee pursuant to Rule 457.
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     PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan(s) Information

     The information required by Item 1. is included in documents sent or given to participants in the John B. Lowy Consulting Agreement pursuant to Rule 428
(b) (1).

Item 2. Registrant Information and Employee Plan Annual Information.

     The information required by Item 2. is included in documents sent or given to participants in the John B. Lowy Consulting Agreement pursuant to Rule 428
(b) (1).

     PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The Registrant is subject to the information requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports with the Securities and Exchange Commission (the "Commission"). The documents listed below are hereby incorporated by reference in this Registration Statement on Form S-8; and all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference in this Registration Statement on Form S-8, and shall be a part hereof from the date of the filing of such documents.

     (a) The Registrant's registration statement on Form 10-SB, filed with the Securities and Exchange Commission on December 9, 1996, and amended on December 19, 1996 and March 21, 1997; and

     (b) Form 10-QSB for the period ended February 28, 1997, filed with the Securities and Exchange Commission on March 20, 1997;

     (c) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 19, 1996; and

     (d) The description of the Common Stock which is contained in the registration statement filed under the Exchange Act, including any
          amendment   or  report   filed  for  the  purpose  of  updating   such
          description.

Item 4. Description of Securities

     Not applicable.

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Item 5. Interests of Named Experts and Counsel

     The validity of the authorization and issuance of the Common Stock will be passed upon by John B. Lowy, P.C., 645 Fifth Avenue, 4th FL., New York, NY 10022.

Item 6. Indemnification of Directors and Officers

     The applicable provision from the Articles of Incorporation (paragraph c of Article SEVENTH) regarding the indemnification of officers, employees and Agents is as follows:

          (c) Indemnification. The corporation shall indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the corporation against any claim, liability or expenses arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the corporation or because he is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at the corporation's request. The corporation shall further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

     The applicable provision from the Bylaws of the Corporation (Articles VI) is as follows:

                                   ARTICLE VI
                       Indemnification of Certain Persons

     Section 1. Indemnification. For purposes of Article VI, a "Proper Person" means any person who was or is a party or is threatened to be made a party to any threatened, pending, or complete action,suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary or agent of any foreign or domestic profit or nonprofit corporation or of any partnership, joint venture, trust, profit or nonprofit unincorporation association, limited liability company, or other enterprise or employee benefit plan. The corporation shall indemnify any Proper Person against reasonable incurred expenses (including any attorney's fees), judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if it is determined by the groups set firth in Section 4 of this Article that he conducted himself in good faith and that he reasonably believed
(i) in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation's best interests, or (ii) in all other cases (except criminal cases), that his conduct was at least not opposed to the corporation's best interest, or (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. A Proper Person will be deemed to be acting in his official capacity while acting as a director, officer, employee or agent on behalf of this corporation and not while acting on this corporation's behalf for some other entity.

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     No  indemnification  shall be made under this Article VI to a Proper Person with respect to any claim, issue or matter in connection with a proceeding by or in the right of a corporation in which the Proper Person was adjudged liable to the corporation or in connection with any proceeding charging that the Proper Person derived an improper personal benefit, whether or not involving action in an official capacity, in which he was adjudged liable on the basis that he derived an improper personal benefit. Further, indemnification under this
Section in connection with a proceeding brought by or in the right of the corporation shall be limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding.

     Section 2. Right to Indemnification. The corporation shall indemnify any Proper Person who was wholly successful, on the merits or otherwise, in defense of any action, suit, or proceeding as to which he was entitled to indemnification under Section 1 of this Article VI against expenses (including attorneys' fees) reasonably incurred by him in connection with the proceeding without the necessity of any action by the corporation other than the determination in good faith that the defenses has been wholly successful.

     Section 3. Effect of Termination of Action. The termination of any action, suit or proceeding by judgement, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person seeking indemnification did not meet the standards of conduct described in Section 1 of the Article VI. Entry of a judgment by consent as part of a settlement shall not be deemed an adjudication of liability, as described in Section 2 of this Article VI.

     Section 4. Groups Authorized to Make Indemnification Determination. Except where there is a right to indemnification as set forth in Section 1 or 2 of this Article or where indemnification is ordered by a court in Section 5, any indemnification shall be made by the corporation only as authorized in the specific case upon a determination by a proper group that indemnification of the Proper Person is permissible under the circumstances because he has met the applicable standards of conduct set forth in Section 1 of this Article. This determination shall be made by the board of directors by a majority vote of those present at a meeting at which a quorum is present, which quorum shall consist of directors not parties to the proceeding ("Quorum"). If a Quorum cannot be obtained, the determination shall be made by a majority vote of committee of the board of directors designated by the board, which committee shall consist of two or more directors not parties to the proceeding, except that directors who are parties to the proceeding may participate in the designation of directors for the committee. If a Quorum of the board of directors cannot be obtained and the committee cannot established, or even if a Quorum is obtained or the committee is designated and a majority of the directors constituting such Quorum or committee so directs, the determination shall be made by (i) independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in this Section 4, or if a Quorum of the full board of directors cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board (including directors who are parties to the action) or (ii) a vote of the shareholders.

     Section 5. Court-Ordered Indemnification. Any Proper Person may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction for mandatory indemnification under Section 2 of this Article, including

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indemnification  for  reasonable  expenses  incurred  to  obtain   court-ordered
indemnification.  If the court  determines that such Proper Person is fairly and
reasonably   entitled   to   indemnification   in  view  of  all  the   relevant
circumstances,  whether  or not he met the  standards  of  conduct  set forth in
Section 1 of this Article or was adjudged liable in the proceeding, the court may order such indemnification as the court deems proper except that if the Proper Person has been adjudged liable, indemnification shall be limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

     Section 6. Advance of Expenses. Reasonable expenses (including attorneys' fees) incurred in defending an action, suit or proceeding as described in
Section 1 may be paid by the corporation to any Proper Person in advance of the final disposition of such action, suit or proceeding upon receipt of (i) a written affirmation of such Proper Person's good faith belief that he has met the standards of conduct prescribed by Section 1 of this Article VI, (ii) a written undertaking, executed personally or on the Proper Person's behalf, to repay such advances if it is ultimately determined that he did not meet the prescribed standards of conduct (the undertaking shall be an unlimited general obligation of the Proper Person but need not be secured and may be accepted without references to financial ability to make repayment), and (iii) a determination is made by the proper group (as described in Section 3 of this Article VI) that the facts as then known to the group would not preclude indemnification. Determination and authorization of payments shall be made in the same manner specified in Section 4 of this Article VI.

     Section 7. Witness Expenses. The sections of this Articles VI do not limit the corporation's authority to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he has not been a named defendant or respondent in the proceeding.

     Section 8. Report to Shareholders. Any indemnification of or advance of expenses to a director in accordance with this Article VI, if arising out of a proceeding by or on behalf of the corporation shall be reported in writing to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

Item 7. Exemption from Registration Claimed

     Not Applicable.

Item 8. Exhibits

4.1      Certificate of Incorporation of the Registrant(1)

4.2      By-Laws, as amended, of the Registrant(1)

4.3      Consent of Directors dated March 24, 1997 awarding consultant's shares.

4.4      John B. Lowy Consulting Agreement.

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4.5      Opinion of John B. Lowy, P.C. with consent.

4.6      Consent of Stark Tinter & Associates, LLC. independent accountants.



(1) Previously filed with the Commission as an Exhibit to the Registrant's Registration Statement on Form 10-SB, as amended, File No. 0-21847 which was originally filed with the Commission December 9, 1996.

Item 9. Undertakings

     1. The undersigned Registrant hereby undertakes to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     2. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Salem, New Hampshire, on the date set forth below.

                                         BOULDER CAPITAL OPPORTUNITIES II, INC.




Dated: March 24, 1997                 By: /S/ Robert Soehngen
                                      -----------------------
                                          Robert Soehngen, President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.


SIGNATURES                                 TITLE                      DATE
----------                                 -----                      ----


By: /s/ Robert Soehngen         President, Director, Treasurer    March 24, 1997
-----------------------
Robert Soehngen

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